AMENDMENT NO. 1

TO

SUB-ADVISORY AGREEMENT (THE “AGREEMENT”)

This Amendment No.1 (the “Amendment”) made this 10th day of April, 2017, amends the Agreement, dated December 5, 2013, by and among Great-West Capital Management, LLC (the “Adviser”), a Colorado limited liability company registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), Federated Investment Management Company (the “Sub-adviser”), a business trust organized under the laws of the State of Delaware, registered as an investment adviser under the Advisers Act, and Great-West Funds, Inc., a Maryland corporation (the “Fund”), on behalf of Great-West Core Bond Fund (f/k/a Great-West Federated Bond Fund) (the “Portfolio”).

WHEREAS, pursuant to the Agreement, the Adviser employs and authorizes the Sub-adviser to act as an investment sub-adviser to the Portfolio and, in accordance with the terms and conditions of the Agreement, manage the investment and reinvestment of the assets of the Portfolio;

WHEREAS, the Adviser has determined to employ and authorize the Sub-adviser to act as an investment sub-adviser to certain assets of the Portfolio which the Adviser determines, from time to time, to assign to the Sub-Adviser (those assets being referred to as the “Fund Account”).

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, this Amendment amends the Agreement, effective as of the date above, as follows:

1. Schedule A to the Agreement is amended by replacing “Great-West Federated Bond Fund” with “Great-West Core Bond Fund.”

2. Article II to the Agreement is amended by adding the following as the second paragraph of that section:

The Adviser may, from time to time, make additions to and withdrawals from the Fund Account.

3. All references in the Agreement to the “Portfolio” or “Portfolios” should be deleted and replaced with “Fund Account,” with the following exceptions:

a. The reference to “Portfolios” in the first paragraph of Article II, Section B - Limitations on Advisory Services should remain and “Fund Account” should be added preceding that reference.

b. Article II, Section B - Limitations on Advisory Services is further amended by adding the following as the second paragraph of that section:

“The Sub-adviser acknowledges and agrees that in connection with the exemptions provided under Rules 10f-3(b), 12d3-1 and 17a-10 under the Investment Company Act of 1940, as amended, to the extent prohibited under, or necessary to comply with the relevant exemptions under, the Investment Company Act of 1940, the Sub-adviser (i) will not consult with any other sub-adviser of the Portfolio concerning the Sub-adviser’s or its affiliated persons’ transactions with the Portfolio in securities or other assets of the Portfolio, and (ii) will be limited to providing investment advice to the Portfolio with respect to the Fund Account.”

4. Any capitalized term used herein but not defined herein shall have the meaning provided for such term in the Agreement.

5.     Except as amended hereby, the Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by their respective officials duly authorized, as of the date above.

Witness: /s/ Ryan L. Logsdon	GREAT-WEST CAPITAL MANAGEMENT, LLC
By: /s/ Mary Maiers
Name: Ryan L. Logsdon	Title: CFO & Treasurer
Address: 8515 East Orchard Road
Greenwood Village, CO 80111
Attn: Secretary

Witness: /s/ Ryan L. Logsdon	GREAT-WEST FUNDS, INC.,
on behalf of Great-West Core Bond Fund
Name: Ryan L. Logsdon	By: /s/ David Musto
Title: President and Chief Executive Officer
Address: 8515 East Orchard Road
Greenwood Village, CO 80111
Attn: Secretary

Witness: /s/ Lorie Kukich	FEDERATED INVESTMENT MANAGEMENT
COMPANY
Name: Lorie Kukich	By: /s/ John B. Fisher
Title: President & CEO
Address: Federated Investment Management Company
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
Attn: